Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archcapgroup.com
PRESS RELEASE

ARCH CAPITAL GROUP LTD. ANNOUNCES CATASTROPHE LOSS ESTIMATES

•Estimated pretax net catastrophe losses of $180 million to $190 million across the property casualty insurance and reinsurance segments in the 2021 first quarter.
•Range of estimates is almost entirely for natural catastrophe events that occurred in the first quarter.

PEMBROKE, BERMUDA, April 16, 2021 —Arch Capital Group Ltd. [NASDAQ: ACGL; “the Company”] reports that its 2021 first quarter results will be negatively impacted by the effects of North American winter storms Uri and Viola that occurred in February, as well as from other minor global events. As a result, the Company has established a range of pretax catastrophe losses of $180 million to $190 million in the 2021 first quarter across its property casualty insurance and reinsurance segments, net of reinsurance recoveries and reinstatement premiums. Included in these estimates is a de minimis amount for ongoing exposure to COVID-19 global pandemic claims in the current accident quarter.
The initial estimates for winter storms Uri and Viola are based on a range of industry insured losses of $14 billion to $16 billion. The losses are currently expected to be split approximately 80%/20% between the Company’s reinsurance and insurance businesses, respectively.
At this time, there are significant uncertainties surrounding the ultimate number of claims and scope of damage resulting from these events. The Company’s estimates across its insurance and reinsurance segments are based on currently available information derived from modeling techniques, including preliminary claims information obtained from the Company’s clients and brokers, a review of relevant in-force contracts, and estimates of reinsurance recoverables. These estimates include losses only related to claims incurred as of March 31, 2021. Actual losses from these events may vary materially from the estimates due to several factors, including the inherent uncertainties in making such determinations. The loss estimates exclude the operations of Watford Holdings Ltd. (“Watford”). Pursuant to GAAP, the Company consolidates the results of Watford in its financial statements, although it only owns approximately 10% of Watford’s outstanding common equity.
About Arch Capital Group Ltd.
Arch Capital Group Ltd., a publicly listed Bermuda exempted company with approximately $15.8 billion in capital at Dec. 31, 2020, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.

Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; the Company’s ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage the Company’s gross and net exposures; the failure of others to meet their obligations to the Company; changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR and other factors identified in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”).
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures as defined by Regulation G of the rules of the SEC. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide users of its financial information meaningful and useful insight in evaluating the performance of the Company. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, the comparable GAAP measures. Please refer to the Company’s Form 10-K filed with the SEC for further discussion of non-GAAP measures.
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Contact:    Arch Capital Group Ltd.
François Morin
(441) 278-9250

arch-corporate

Source: Arch Capital Group Ltd.

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